EXHIBIT 12.0

STATEMENT RE: RATIO OF EARNINGS TO FIXED CHARGES

	Years Ended December 31,
(dollars in thousands)	2012		2011		2010
Including Interest Paid on Deposits:
Earnings before income taxes	$780,908		$734,577		$837,471
Combined fixed charges:
Interest expense on deposits	144,166		157,173		216,540
Interest expense on borrowed funds	486,914		509,070		517,291
Appropriate portion (1/3) of rent expenses	11,282		9,892		12,016

Total fixed charges	$642,362		$676,135		$745,847

Earnings before income taxes and fixed charges	$1,423,270		$1,410,712		$1,583,318

Ratio of earnings to fixed charges	2.22	x	2.09	x	2.12	x

Excluding Interest Paid on Deposits:
Earnings before income taxes	$780,908		$734,577		$837,471
Combined fixed charges:
Interest expense on borrowed funds	486,914		509,070		517,291
Appropriate portion (1/3) of rent expenses	11,282		9,892		12,016

Total fixed charges	$498,196		$518,962		$529,307

Earnings before income taxes and fixed charges	$1,279,104		$1,253,539		$1,366,778

Ratio of earnings to fixed charges	2.57	x	2.42	x	2.58	x